Exhibit 99.1

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

MARKET AND INDUSTRY DATA AND FORECASTS

This exhibit includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate. While we are not aware of any misstatements regarding any industry data presented in this exhibit, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below. Unless otherwise noted, all information regarding our market share is based on the latest market data currently available to us, and all market share data is based on net sales in the applicable market.

TRADEMARKS

The following terms used in this exhibit are our power transmission trademarks: Falk™ and Rexnord®. The following term used in this exhibit is our water management trademark: Zurn®. All other trademarks appearing in this exhibit are the property of their holders.

CERTAIN TERMS

Unless otherwise indicated or as the context otherwise requires, in this exhibit:

•

“Rexnord,” “we,” “us,” “our” and the “Company” mean RBS Global, Inc. and its predecessors and consolidated subsidiaries, including Rexnord LLC, “RBS Global” means RBS Global, Inc. and its predecessors but not its subsidiaries, and “Rexnord Holdings” means Rexnord Holdings, Inc. and its predecessors but not its subsidiaries;

•	“Zurn” means the plumbing products business of Rexnord;

•	“Zurn acquisition” means the acquisition of Zurn by Rexnord pursuant to the Purchase Agreement, dated as of October 11, 2006, by and between Rexnord and Jupiter Acquisition, LLC;

•	“Apollo” means Apollo Management, L.P., together with its affiliates;

•

the “Existing 2014 Notes” means the $485,000,000 in aggregate principal amount of 9.50% Senior Notes due 2014 that we issued on July 21, 2006 and the $310,000,000 in aggregate principal amount of 9.50% Senior Notes due 2014 that we issued on February 7, 2007;

•	the “Old 2016 Notes” means the 8.875% Senior Notes due 2016 that we issued on February 7, 2007;

•	the “Old Holdco Notes” means the PIK Toggle Senior Notes due 2013 that Rexnord Holdings issued on August 8, 2008;

•	the “New Senior Notes” means the 9.50% Senior Notes due 2014 offered hereby;

•

the “senior secured credit facilities” means the term loan facility and revolving credit facility that we entered into on July 21, 2006 and the incremental term loan B facility that we entered into in connection with the Zurn acquisition;

•	the “Holdco Term Loans” means the term loan facility that Rexnord Holdings entered into on March 2, 2007;

•	the “existing 2016 senior subordinated notes” means the 11.75% Senior Subordinated Notes due 2016 that we issued on July 21, 2006;

•	the “existing 2012 senior subordinated notes” means the 10.125% Senior Subordinated Notes due 2012 that we issued on November 25, 2002;

•	the “existing senior subordinated notes” means the existing 2016 senior subordinated notes and the existing 2012 senior subordinated notes;

•

“fiscal year” refers to Rexnord’s fiscal year ending March 31 of the corresponding calendar year (for example, “fiscal year 2008” or “fiscal 2008” means the period from April 1, 2007 to March 31, 2008);

•	the “LTM Period” means the 12-month period ended December 27, 2008;

•	“Water Management” is the new Rexnord strategic platform that resulted from the Zurn acquisition;

•	“PEX” means cross-linked polyethylene tubing;

•	“Falk” means The Falk Corporation;

•	“Falk acquisition” means the acquisition of Falk by Rexnord on May 16, 2005 from Hamilton Sundstrand, a division of United Technologies Corporation;

•	“GA acquisition” means the acquisition of GA Industries, Inc. on January 31, 2008; and

•	“Jacuzzi” means Jacuzzi Brands, Inc.

FORWARD-LOOKING STATEMENTS

This exhibit contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under the headings “Summary,” and “Risk Factors.” When used in this exhibit, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target,” “approximately,” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. Accordingly, investors should not place undue reliance on our forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this exhibit.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this exhibit, including, without limitation, in conjunction with the forward-looking statements included in this exhibit. All forward-looking statements in this exhibit and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	the impact of our substantial indebtedness;

•	the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular;

•	access to available and reasonable financing on a timely basis;

•	our competitive environment;

•	dependence on independent distributors;

•	general economic and business conditions, market factors and our dependence on customers in cyclical industries;

•	the seasonality of our sales;

•	impact of weather on the demand for our products;

•	availability of financing for our customers;

•	changes in technology and manufacturing techniques;

•	loss of key personnel;

•	increases in cost of our raw materials and our possible inability to increase product prices to offset such increases;

•	the loss of any significant customer;

•	inability to make necessary capital expenditures;

•	risks associated with international operations;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental, health and safety laws and regulations;

•	the costs of asbestos claims;

•	the costs of Zurn’s potential class action litigation;

•	slowdown of conversion of copper plumbing to PEX;

•	a declining construction market;

•	solvency of insurance carriers;

•	viability of key suppliers;

•	reliance on intellectual property;

•	potential product liability claims;

•	work stoppages by unionized employees;

•	integration of recent and future acquisitions into our business;

•	changes in pension funding requirements;

•	control by our principal equityholders; and

•	the other factors set forth under “Risk Factors.”

There are likely other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this exhibit and are expressly qualified in their entirety by the cautionary statements included in this exhibit. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

Our Company

We believe we are a leading, global multi-platform industrial company strategically positioned within the markets and industries we serve. Currently, our business is comprised of two strategic platforms: (i) Power Transmission, which produces gears, couplings, industrial bearings, aerospace bearings and seals, flattop, special components and industrial chain and conveying equipment, and (ii) Water Management, which produces professional grade specification plumbing, water treatment and waste water control products. Our strategy is to build the Company around multi-billion dollar, global strategic platforms that participate in end markets with above average growth characteristics where we are, or have the opportunity to become, the industry leader.

We are led by an experienced, high caliber management team that employs a proven operating system, the Rexnord Business System (“RBS”) modeled after the Danaher Business System of the Danaher Corporation. RBS was established by George Sherman, our Non-Executive Chairman of the Board and the former CEO of the Danaher Corporation from 1990 to 2001. RBS is designed to drive excellence and world class performance in all aspects of our business by focusing on customer satisfaction or the “Voice of the Customer,” while seeking to continuously improve our growth, quality, delivery and cost.

We believe we have a sustainable competitive advantage in both of our platforms as a result of the following attributes:

•

We are a leading designer, manufacturer and marketer of highly-engineered, end user and/or third-party specified products that are mission or project-critical for applications where the cost of failure is high;

•

We believe our portfolio includes premier and widely known brands in the Power Transmission and Water Management markets in which we participate as well as one of the broadest, most extensive product offerings;

•	We estimate that as of March 31, 2008 over 85% of our total net sales come from products in which we have leading market share positions;

•

We have established an extensive installed base of our products that provides us the opportunity to capture significant, recurring aftermarket revenues at attractive margins as a result of a “like-for-like” replacement dynamic; and

•

We have extensive distribution networks in both of our platforms—as of March 31, 2008 in Power Transmission we have over 400 distributor customers with nearly 2,500 branches serving our customers globally and in Water Management we have more than 550 independent sales representatives across approximately 170 sales agencies that work directly with our in-house technical team to drive specification of our products.

We employ approximately 6,800 employees across 54 locations (as of December 27, 2008) around the world and we generated net sales of $1,952.1 million and net loss of $374.8 million for the twelve months ended December 27, 2008 and net sales of $1,449.8 million and net loss of $386.5 million for the nine months ended December 27, 2008.

RBS Global is a wholly-owned subsidiary of Rexnord Holdings. Rexnord LLC is a wholly-owned subsidiary of RBS Global. Rexnord Holdings, the Company and their subsidiaries are portfolio companies controlled by affiliates of Apollo Management, LP.

Organizational Structure

The chart below is a summary of the organizational structure of Rexnord Holdings, the Company and their subsidiaries and illustrates the long-term debt that will be outstanding following the consummation of the exchange offers consistent with the assumptions set forth below under “Capitalization.”

Corporate Structure

(1)	Includes investment funds affiliated with, or co-investment vehicles managed by, Apollo, including Apollo Investment Fund VI, L.P., which collectively beneficially own 93.7% of Rexnord Holdings, Inc.’s common stock.
(2)	Includes $300.0 million of existing 2016 senior subordinated notes and $0.3 million of existing 2012 senior subordinated notes.
(3)	Guarantors of the senior secured credit facilities, the New Senior Notes, the Existing 2014 Notes and the existing senior subordinated notes include substantially all of the domestic operating subsidiaries of RBS Global, Inc. as of the date of this exhibit other than Rexnord LLC, which is a co-issuer of the New Senior Notes, but do not include any of its foreign subsidiaries.

Summary Historical Consolidated Financial Data

The following table presents the Company’s summary historical financial data as of and for the periods presented. The summary historical financial data as of March 31, 2006, 2007 and 2008 and for each of the fiscal years in the three-year period ended March 31, 2008 have been derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements and related notes thereto incorporated by reference herein. The summary historical financial data as of December 27, 2008 (and as adjusted to give pro forma effect to the exchange offers and the issuance of the New Senior Notes and based on the assumptions outlined under “Capitalization”) and for the nine months ended December 29, 2007 and December 27, 2008 have been derived from, and should be read in conjunction with, the Company’s unaudited consolidated financial statements incorporated by reference herein. Results for the nine months ended December 29, 2007 and December 27, 2008 are not necessarily indicative of the results that may be expected for the entire year.

The summary historical financial data for the LTM Period was derived by (i) combining our historical consolidated statement of operations for fiscal 2008 with (ii) our historical consolidated statement of operations for the nine months ended December 27, 2008 and (iii) subtracting our historical consolidated statement of operations for the three months ended December 29, 2007.

On July 21, 2006, affiliates of Apollo, George M. Sherman and certain members of management acquired the Company through the merger of an indirect, wholly-owned subsidiary of Rexnord Holdings, an affiliate of Apollo, with and into RBS Global (the “Merger”). The period from April 1, 2006 to July 21, 2006 includes the accounts of the Company prior to the Merger. The period from July 22, 2006 to March 31, 2007 includes the accounts of the Company after the Merger. The two periods account for our fiscal year ended March 31, 2007. We refer to the financial statements prior to the Merger as “Predecessor.”

The following data should be read in conjunction with “Risk Factors” and “Selected Historical Consolidated Financial Data” included elsewhere in this exhibit and the Company’s financial statements and the related notes incorporated by reference herein.

	Predecessor (1)		Successor
(Dollars in millions)	Year Ended March 31, 2006 (2)	Period from April 1, 2006 through July 21, 2006	Period from July 22, 2006 through March 31, 2007 (3)	Year Ended March 31, 2008 (4)	Nine Months Ended December 29, 2007	Nine Months Ended December 27, 2008	LTM Period
Statement of Operations Data:
Net sales	$1,081.4	$334.2	$921.5	$1,853.5	$1,351.2	$1,449.8	$1,952.1
Cost of sales	742.3	237.7	628.2	1,250.4	912.4	985.3	1,323.3

Gross profit	339.1	96.5	293.3	603.1	438.8	464.5	628.8
Selling, general and administrative expenses	187.8	63.1	159.3	312.2	227.5	244.2	328.9
Restructuring and other similar costs	31.1	—	—	—	—	3.6	3.6
Loss on divestiture	—	—	—	11.2	—	—	11.2
(Gain) on Canal Street accident, net	—	—	(6.0)	(29.2)	(29.2)	—	—
Intangible impairment charges	—	—	—	—	—	402.5	402.5
Transaction-related costs	—	62.7	—	—	—	—	—
Amortization of intangible assets	15.7	5.0	26.9	49.9	37.7	36.9	49.1

Income (loss) from operations	104.5	(34.3)	113.1	259.0	202.8	(222.7)	(166.5)

Non-operating income (expense):
Interest expense, net (5)	(61.5)	(21.0)	(105.0)	(191.8)	(145.2)	(135.3)	(181.9)
Other income (expense), net	(3.8)	(0.4)	5.7	(5.3)	(5.5)	2.1	2.3

Income (loss) before income taxes	39.2	(55.7)	13.8	61.9	52.1	(355.9)	(346.1)
Provision (benefit) for income taxes	16.3	(16.1)	10.9	21.0	22.9	30.6	28.7

Net income (loss)	$22.9	$(39.6)	$2.9	$40.9	$29.2	$(386.5)	$(374.8)

Other Data:
Net cash provided by (used for):
Operating activities	$91.9	$(4.4)	$62.7	$232.8	$162.3	$110.0	$180.5
Investing activities	(336.1)	(15.7)	(1,925.5)	(121.6)	(36.8)	(29.0)	(113.8)
Financing activities	240.6	8.2	1,907.6	(28.0)	(22.4)	21.1	15.5
Depreciation and amortization of intangible assets	58.7	19.0	63.0	104.1	77.3	82.1	108.9
Capital expenditures	37.1	11.7	28.0	54.9	37.1	29.9	47.7
Dividend payment to parent company	—	—	—	—	—	25.0	25.0

	Predecessor (1)	Successor
	March 31,			As of December 27, 2008
	2006 (2)	2007 (3)	2008 (4)	Actual	As Adjusted (8)
Balance Sheet Data:
Cash	$22.5	$56.1	$141.9	$239.5	$227.5
Working Capital (6)	159.2	371.6	436.6	483.7	471.7
Total Assets	1,608.1	3,773.2	3,805.2	3,402.5	3,396.5
Total Debt (7)	753.7	2,046.9	2,024.5	2,069.5	2,203.7
Stockholders’ Equity	441.1	699.6	744.6	323.1	182.9

(1)	Consolidated financial data for all periods subsequent to the Merger Date reflects the fair value of assets acquired and liabilities assumed as a result of that transaction. The comparability of the operating results for the periods presented is affected by the revaluation of the assets acquired and liabilities assumed on the Merger Date.
(2)	Consolidated financial data for our fiscal year ended March 31, 2006 reflects the estimated fair value of assets acquired and liabilities assumed in connection with the Falk acquisition. The comparability of the operating results for the periods presented is affected by the inclusion of Falk from the date of the acquisition and revaluation of the assets acquired and liabilities assumed on the date of the Falk acquisition.
(3)	Consolidated financial data for the period from July 22, 2006 through March 31, 2007 reflects the estimated fair value of assets acquired and liabilities assumed in connection with the Zurn acquisition on February 7, 2007. As a result, the comparability of the operating results for the periods presented is affected by the inclusion of Zurn from the date of the acquisition and revaluation of the assets acquired and liabilities assumed on the date of both the Merger and the Zurn acquisition.
(4)	Consolidated financial data as of and for our fiscal year ended March 31, 2008 reflects the estimated fair value of assets acquired and liabilities assumed in connection with the GA acquisition on January 31, 2008. As a result, the comparability of the operating results for the periods presented is affected by the inclusion of GA from the date of the acquisition and revaluation of the assets acquired and liabilities assumed on the date of the GA acquisition.
(5)	After giving full period pro forma effect to the exchange offers and the issuance of the New Senior Notes and based on the assumptions outlined below under “Capitalization,” assuming the exchange occurred on December 30, 2007, our interest expense, net for the twelve months ended December 27, 2008 and the nine months ended December 27, 2008 would have been $201.4 million and $149.8 million, respectively.
(6)	Represents total current assets less total current liabilities.
(7)	Total debt represents long-term debt plus the current portion of long-term debt.
(8)	Adjusted to give pro forma effect to this offering as if it had occurred on December 27, 2008.

Covenant Compliance

The credit agreements and indentures that govern our indebtedness contain, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios. Payment of borrowings under the senior secured credit facilities may be accelerated if there is an event of default. Events of default include the failure to pay principal and interest when due, a material breach of a representation or warranty, covenant defaults, events of bankruptcy and a change of control. Certain covenants contained in the credit agreement that governs our senior secured credit facilities and/or the indentures that govern our notes (i) require us to maintain a certain senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions, such as incurring additional debt or making acquisitions, if we are unable to meet this ratio and a defined Adjusted EBITDA to Fixed Charges ratio. The Company’s ability to incur additional indebtedness and our ability to make future acquisitions requires us to have an Adjusted EBITDA to Fixed Charges ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. Failure to comply with this covenant could limit our long-term growth prospects by hindering our ability to obtain future debt or make acquisitions.

Fixed Charges are defined as net interest expense, excluding the amortization or write-off of deferred financing costs. Adjusted EBITDA is defined in our senior secured credit facilities as net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP (see “Risk Factors—The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results”). For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations.

In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

Set forth below is a reconciliation of net income to Adjusted EBITDA. The data below for the twelve months ended December 27, 2008 is calculated by subtracting the data for the nine months ended December 29, 2007 from the data for the year ended March 31, 2008 and then adding the data for the nine months ended December 27, 2008.

(in millions)	Nine Months Ended December 29, 2007	Year Ended March 31, 2008	Nine Months Ended December 27, 2008	Twelve Months Ended December 27, 2008
Net income (loss)	$29.2	$40.9	$(386.5)	$(374.8)
Interest expense, net	145.2	191.8	135.3	181.9
Provision for income taxes	22.9	21.0	30.6	28.7
Depreciation and amortization	77.3	104.1	82.1	108.9

EBITDA	$274.6	$357.8	$(138.5)	$(55.3)

Adjustments to EBITDA:
Intangible impairment charges	—	—	402.5	402.5
(Gain) on Canal Street facility accident, net	(29.2)	(29.2)	—	—
Business Interruption insurance recoveries related to fiscal 2008(1)	2.8	2.8	—	—
Loss on divestiture (2)	—	11.2	—	11.2
Restructuring and other similar costs	—	—	3.6	3.6
Stock option expense	5.6	7.4	5.0	6.8
Impact of inventory fair value adjustment (3)	19.0	20.0	2.1	3.1
LIFO expense (income) (4)	(13.1)	(9.5)	5.7	9.3
CDSOA recovery (5)	(1.4)	(1.4)	(1.8)	(1.8)
Other expense (income), net (6)	6.9	6.7	(0.3)	(0.5)

Subtotal (7)	$265.2	$365.8	$278.3	$378.9
Business interruption insurance recoveries related to fiscal 2007 (8)	8.3	8.3	—	—
Pro forma adjustments to give full year effect to the acquisition of GA (9)	7.4	8.6	—	1.2

Adjusted EBITDA	$280.9	$382.7	$278.3	$380.1

Fixed Charges (10)				$171.7
Ratio of Adjusted EBITDA to Fixed Charges (11)				2.21x
Senior secured bank indebtedness (12)				$584.9
Senior secured bank leverage ratio (13)				1.54x

(1)	Represents the final settlement of our business interruption claim related to the Canal Street facility accident that was allocated to the period from April 1, 2007 through October 27, 2007. For the nine months ended December 29, 2007, the net gain on the Canal Street facility accident consists of $34.4 million of insurance proceeds ($11.1 million of business interruption proceeds and $23.3 million of property proceeds) offset by $5.2 million of incremental expenses and impairments.
(2)	On March 28, 2008, we sold Rexnord SAS and recorded a pretax loss on divestiture of approximately $11.2 million (including transaction costs).
(3)	Represents the incremental unfavorable expenses of selling inventories that had been adjusted to fair value in purchase accounting as a result of the Zurn and GA acquisitions.
(4)	Last-in first-out (LIFO) inventory adjustments are excluded in calculating Adjusted EBITDA as defined in our senior secured credit facilities.
(5)	Recovery under Continued Dumping and Subsidy Offset Act (CDSOA)—See Note 4 to our unaudited condensed consolidated financial statements included in our most recent Form 10-Q, filed on February 10, 2009.

(6)	Other expense, net consists of the following (in millions):

	Nine Months Ended December 29, 2007	Year Ended March 31, 2008	Nine Months Ended December 27, 2008	Twelve Months Ended December 27, 2008
Management fee expense	$2.3	$3.0	$2.3	$3.0
Losses on sales of fixed assets	0.2	0.3	—	0.1
Foreign currency transaction losses (gains)	4.7	5.1	(2.6)	(2.2)
(Earnings) loss of unconsolidated subsidiaries	(0.3)	(1.1)	0.1	(0.7)
Miscellaneous income	—	(0.6)	(0.1)	(0.7)

	$6.9	$6.7	$(0.3)	$(0.5)

(7)	Represents Adjusted EBITDA excluding out of period business interruption insurance recoveries and the pro forma effect of the GA acquisition for the period from April 1, 2007 through January 31, 2008.
(8)	Represents the final settlement of our business interruption claim related to the Canal Street facility accident that was allocated to the period from December 6, 2006 through March 31, 2007.
(9)	GA was acquired on January 31, 2008. This adjustment gives full year effect to the GA acquisition by reflecting GA’s pro forma Adjusted EBITDA for the periods from April 1, 2007 to December 29, 2007 and January 31, 2008, respectively. This adjustment has been derived from GA’s books and records and is unaudited and does not correspond to GA’s historical accounting periods.
(10)	The indentures governing our senior notes define fixed charges as interest expense excluding the amortization or write-off of deferred financing costs.
(11)	Does not include positive pro forma adjustments to Adjusted EBITDA permitted under the indentures governing our notes to be included when calculating the ratio of Adjusted EBITDA to Fixed Charges for purposes of incurring additional debt, making restricted payments, and other purposes under such indentures.
(12)	The senior secured credit facilities define senior secured bank indebtedness as consolidated secured indebtedness for borrowed money, less unrestricted cash, which was $229.1 million at December 27, 2008. Senior secured bank indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facilities.
(13)	The senior secured credit facilities define the senior secured bank leverage ratio as the ratio of senior secured bank indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined by our senior secured credit facilities).

RISK FACTORS

In connection with private exchange offers that are being commenced by us, we have reviewed the risks related to our business and our indebtedness. The following risk factors affirm and supplement the risk factors previously disclosed in our existing filings.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are highly leveraged companies. As of December 27, 2008 (as adjusted to give pro forma effect to the exchange offers and the issuance of the New Senior Notes and based on the assumptions outlined under “Capitalization”), we would have had $2,203.7 million of outstanding indebtedness, our fiscal 2009 debt service payment obligations would have been $190.9 million (including approximately $140.9 million of debt service on fixed rate obligations) and our Adjusted EBITDA to Fixed Charges ratio would have been 2.18 to 1.0 (calculated pursuant to the indentures governing our senior notes to include the annualized effect of certain operational changes effected prior to the date of this exhibit). Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. Furthermore, Apollo has no obligation to provide us with debt or equity financing, and we therefore may be unable to generate sufficient cash to service all of our indebtedness. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our substantial indebtedness could also have other important consequences with respect to our ability to manage our business successfully, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•

it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under our senior secured credit facilities, the indentures governing our senior notes (including the Existing 2014 Notes and the Old 2016 Notes) and existing senior subordinated notes, the indenture governing the New Senior Notes and our other indebtedness;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and so will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to further downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

Furthermore, our interest expense could increase if interest rates increase because a portion of the debt under our senior secured credit facilities is unhedged variable-rate debt. Recently interest rates have been subject to unprecedented volatility which may intensify this risk. Also, we may still incur significantly more debt, which could intensify the risks described above.

Despite our substantial indebtedness, we may still be able to incur significantly more indebtedness, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The senior secured credit facilities, the terms of the indentures governing our senior notes (including the Existing 2014 Notes and the Old 2016 Notes) and existing senior subordinated notes contain, and the indenture governing the New Senior Notes will contain, restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future. As of December 27, 2008, we had approximately $65.6 million available for additional borrowing under the senior secured credit facilities, including a subfacility for letters of credit, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. Additional leverage could have a material adverse effect on our business, financial condition, results of operations or cash flows and could increase the risks described in “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments,” “—Our debt agreements contain restrictions that could limit our flexibility in operating our business,” “—As a result of these covenants, we could be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs” and “—Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.” Since December 27, 2008, we borrowed an aggregate of $35.2 million under our $150 million senior secured revolving credit facility and $30.0 million under our accounts receivable securitization program.

Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.

A substantial portion of our indebtedness, including the senior secured credit facilities, bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. As of December 27, 2008, we had $814.0 million of floating rate debt under the senior secured credit facilities. We also had an additional $65.6 million available for borrowing under the senior secured credit facilities as of December 27, 2008. Of the $814.0 million of floating rate debt, $262.0 million of our term loans are subject to an interest rate collar and $68.0 million of our term loans are subject to an interest rate swap, in each case maturing in October 2009. Assuming a consistent level of debt, a 100 basis point change in the interest rate on the remaining unhedged portion of floating rate debt of $484.0 million effective from the beginning of the year would increase or decrease our interest expense under senior secured credit facilities by approximately $4.8 million on an annual basis. If interest rates increase dramatically, we could be unable to service our debt, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Recently interest rates have been subject to unprecedented volatility which may intensify this risk.

The distribution of the New Senior Notes to Rexnord Holdings for exchange of such New Senior Notes with the holders of the Old Holdco Notes will constitute a “restricted payment” to Rexnord Holdings under the documentation governing certain of our indebtedness.

The senior secured credit facilities, the terms of the indentures governing the senior notes of RBS Global (including the Existing 2014 Notes and the Old 2016 Notes) and the existing senior subordinated notes of RBS Global contain, and the indenture governing the New Senior Notes will contain, restrictions on the ability of RBS Global to make payments to, repurchase stock from, or otherwise transfer value to our equityholders, also referred to as “restricted payments.” These restrictions are subject to a number of important qualifications and exceptions. The exchange offer for the Old Holdco Notes involves a restricted payment under such agreements (although the exchange offer for the Old 2016 Notes does not). Following the consummation of the exchange offers we will still have substantial restricted payments capacity under our various debt agreements, including as a result of the equity contributions associated with the Zurn acquisition. Such restricted payments could be used to pay dividends to Rexnord Holdings or to purchase indebtedness of Rexnord Holdings (including to engage in additional exchange offers of our indebtedness for Old Holdco Notes).

Risks Related to Our Business

The deteriorating global economic and financial market conditions have impacted our business operations and may adversely affect our results of operations and financial condition.

Deteriorating global economic and financial market conditions, including severe disruptions in the credit markets and the potential for a significant and prolonged global economic recession, have impacted our business operations and may adversely affect our future results of operations and financial condition. An economic downturn in the end markets, businesses or geographic areas in which we sell our products could reduce demand for these products and result in a decrease in sales volume for a prolonged period of time which would have a negative impact on our future results of operations. For example, sales to the construction industry are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Consumer confidence, mortgage rates, credit standards and availability and income levels play a significant role in driving demand in the residential construction, repair and remodeling sector. In the current market turmoil, many lenders and institutional investors have significantly reduced, and in some cases ceased to provide, funding to borrowers. The lack of available or increased cost of credit has led to decreased construction which has resulted in a reduction in demand for our products. A prolonged or further drop in consumer confidence, continued restrictions in the credit market or an increase in mortgage rates, credit standards or unemployment could delay the recovery of commercial and residential construction levels and have a material adverse effect on our business, financial condition, results of operations or cash flows. This may express itself in the form of substantial downward pressure on product pricing and our profit margins, thereby adversely affecting our financial results. Additionally, many of our products are used in the energy, mining and cement and aggregate markets. With the recent volatility in commodity prices, certain customers may defer or cancel anticipated projects or expansions until such time as these projects will be profitable based on the underlying cost of commodities compared to the cost of the project. Volatility and disruption of financial markets could limit the ability of our customers to obtain adequate financing to maintain operations and may cause them to terminate existing purchase orders, reduce the volume of products they purchase from us in the future or impact their ability to pay their receivables. Adverse economic and financial market conditions may also cause our suppliers to be unable to meet their commitments to us or may cause suppliers to make changes in the credit terms they extend to us, such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us. We may need to record impairment charges if the fair value of our assets declines further due to the conditions cited above. These conditions could affect our liquidity which may cause us to defer needed capital expenditures, reduce research and development or other spending, defer costs to achieve productivity and synergy programs, or sell assets. In addition, this could require us to seek additional borrowings which may not be available given the current financial market conditions, or may only be available at terms significantly less advantageous than our current credit terms.

Our business depends upon general economic conditions and other market factors beyond our control, and we serve customers in cyclical industries. As a result, our operating results could be negatively affected during economic downturns.

Our financial performance depends, in large part, on conditions in the markets that we serve in the U.S. and the global economy generally. Some of the industries we serve are highly cyclical, such as the aerospace, energy and industrial equipment industries. We have undertaken cost reduction programs as well as diversified our markets to mitigate the effect of downturns in economic conditions; however, such programs may be unsuccessful. Any sustained weakness in demand or downturn or uncertainty in the economy generally, such as the recent unprecedented volatility in the capital and credit markets, would materially reduce our net sales and profitability.

The demand in the water management industry is influenced by new construction activity, both residential and non-residential, and the level of repair and remodeling activity. The level of new construction and repair and remodeling activity is affected by a number of factors beyond our control, including the overall strength of the U.S. economy (including confidence in the U.S. economy by our customers), the strength of the residential and commercial real estate markets, institutional building activity, the age of existing housing stock, unemployment rates and interest rates. Any declines in commercial, institutional or residential construction starts or demand for replacement building and home improvement products may impact us in a material adverse manner and there can be no assurance that any such adverse effects would not continue for a prolonged period of time.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 27, 2008:

(1)	on a historical basis;

(2)	on an as adjusted basis, calculated as of the date of this exhibit, to give effect to the consummation of the exchange offers and assumes all Old 2016 Notes and all Old Holdco Notes outstanding on the date of this exhibit are tendered and accepted on or prior to the Early Tender Date and New Senior Notes are exchanged therefor.

You should read this table in conjunction with “Risk Factors,” “Selected Historical Consolidated Financial Data,” “Use of Proceeds,” and “Unaudited Pro Forma Financial Data” included elsewhere in this exhibit as well as the historical consolidated financial statements and related notes incorporated by reference into this exhibit.

RBS Global, Inc. and Subsidiaries:

	As of December 27, 2008
	Historical	As Adjusted
(in millions)	(unaudited)
Cash and cash equivalents	$239.5	$227.5	(5)

Debt:
Term loans	$766.5	$766.5
Borrowings under revolving credit facility (1)	47.5	47.5
Accounts receivable securitization program (2)	—	—
9.50% senior notes due 2014 (3)	802.5	1,086.7
8.875% senior notes due 2016	150.0	—
11.75% senior subordinated notes due 2016	300.0	300.0
10.125% senior subordinated notes due 2012	0.3	0.3
Other (4)	2.7	2.7

Total debt, including current portion	2,069.5	2,203.7

Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid in capital	705.7	571.5	(6)
Accumulated deficit	(366.4)	(372.4	) (7)
Accumulated other comprehensive income	(16.3)	(16.3)

Total stockholders’ equity	323.1	182.9

Total capitalization	$2,392.6	$2,386.6

(1)    As of December 27, 2008, we had $47.5 million of borrowings outstanding under our $150 million revolving credit facility. Our availability under our revolving credit facility has been reduced by $7.5 million as a result of the bankruptcy filing of Lehman Brothers Holdings Inc. and certain of its subsidiaries (“Lehman”) on September 15, 2008. As a result of Lehman’s inability to fulfill its obligation under the credit facility, we do not expect that Lehman will fund its pro rata share of any future borrowing requests. In addition, $29.4 million of the revolving credit facility was considered utilized in connection with the outstanding letters of credit as of December 27, 2008.

(2)    There were no borrowings outstanding under our $100 million accounts receivable securitization program as of December 27, 2008.

(3)    The historical debt amount of $802.5 million includes unamortized original issue premium of $7.5 million at December 27, 2008. The as adjusted debt amount of $1,086.7 million includes unamortized original issue premium of $7.5 million and $33.5 million of unamortized original issue discount related to the New Senior Notes after giving effect to the exchange offers. The amount of unamortized original issue discount related to the New Senior Notes has been determined as of the date of this exhibit and is dependent, to a certain degree, on the market price for the Existing 2014 Notes, and as such, may fluctuate depending on the movement of such market price.

(4)    Primarily consists of debt at various foreign subsidiaries.

(5)    Represents the payment of deferred financing costs and other professional and advisory fees that will be paid as a direct result of the issuance of the New Senior Notes, including fees for professional and advisory services to our financial, legal, and accounting advisors and to a significant holder of our and Rexnord Holdings’ debt, including the Old Holdco Notes. Such holder has indicated to the Offerors that it intends to participate in the exchange offers.

(6)    Represents a deemed distribution by RBS Global to our ultimate parent company, Rexnord Holdings, Inc. (“Holdings”) related to the retirement of $312.0 million of Old Holdco Notes in conjunction with this offering. The amount of the deemed distribution by RBS Global is calculated as of the date of this exhibit. The amount of the deemed distribution made by RBS Global in connection with the consummation of the exchange offer for the Old Holdco Notes may fluctuate depending on the amount of unamortized original issue discount related to the New Senior Notes, which is dependent, to a certain degree, on the market price for the Existing 2014 Notes.

(7)    The pro forma amount of $(372.4) million reflects the impact on accumulated deficit related to the payment of non-capitalizable professional and advisory fees associated with the issuance of the New Senior Notes. No tax impact has been recorded on these expenses due to the U.S. federal and state net operating loss carryforward position and related valuation allowances recorded as of December 27, 2008.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial data is based on the historical consolidated financial statements incorporated by reference in this exhibit and shows the effect of this offer to exchange $312.0 million of Old Holdco Notes and $150.0 million of Old 2016 Notes for $306.5 million of New Senior Notes. The following pro forma information, calculated as of the date of this exhibit, has been presented as if the exchange offers had occurred on the first day of the accounting period presented in the case of the unaudited pro forma condensed consolidated statement of operations and on December 27, 2008, in the case of the unaudited pro forma condensed consolidated balance sheet.

Pursuant to Emerging Issues Task Force Issue No. 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-19”), the exchange of our $150.0 million of Old 2016 Notes for $138.8 million of New Senior Notes (calculated as of the date of this exhibit) does not constitute a significant modification of debt (that is, the change in the present value of cash flows under the terms of the modified and original debt is less than 10%). Accordingly, the pre-exchange carrying value of $150.0 million will be carried-forward in the following pro forma financial data with no pro forma adjustment required. As a result of this determination, the $138.8 million of New Senior Notes will be issued at an $11.2 million premium for this component of the exchange. This premium will be amortized as a reduction to interest expense (via the effective interest method) over the life of the New Senior Notes in conformity with EITF 96-19.

The unaudited pro forma condensed consolidated statement of operations includes pro forma adjustments that we believe are (i) directly attributable to the exchange offers, (ii) factually supportable and (iii) expected to have a continuing impact on the consolidated results. Pro forma adjustments were made to reflect the increase in interest expense (including the amortization of deferred financing costs) resulting from the issuance of the New Senior Notes and the related income tax effect.

The unaudited pro forma condensed consolidated balance sheet includes pro forma adjustments that we believe are (i) directly attributable to the exchange offers and (ii) factually supportable. Pro forma adjustments were made to reflect:

•	the increase in indebtedness related to the issuance of the New Senior Notes; and

•

an adjustment to accumulated deficit, other assets and cash to reflect the impact of professional and advisory fees expensed, capitalized and/or paid as a result of the exchange offers. The adjustment to accumulated deficit is presented net of the estimated income tax effect.

We believe that the assumptions used to derive the unaudited pro forma condensed consolidated statement of operations and the unaudited pro forma condensed consolidated balance sheet are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed consolidated financial data should be read in conjunction with “Risk Factors” and the historical consolidated financial statements and related notes incorporated by reference into this exhibit. The unaudited pro forma condensed consolidated statements of operations are presented for information purposes only and are not intended to represent or be indicative of the consolidated results of operations that we would have reported as of the date indicated or what such results will be for future periods, and such information does not purport to project the results of operations for any future period.

RBS Global, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended December 27, 2008

(in millions)

	Historical Nine Month Period	Pro Forma Adjustments (1)		Pro Forma Nine Month Period
Net sales	$1,449.8	$—		$1,449.8
Cost of sales	985.3	—		985.3

Gross profit	464.5	—		464.5
Selling, general and administrative expenses	244.2	—		244.2
Intangible impairment charges	402.5	—		402.5
Restructuring and other similar costs	3.6	—		3.6
Amortization of intangible assets	36.9	—		36.9

Loss from operations	(222.7)	—		(222.7)

Non-operating expense:
Interest expense, net	(135.3)	(14.5	) (2)	(149.8)
Other income, net	2.1	—		2.1

Loss before income taxes	(355.9)	(14.5)		(370.4)
Provision for income taxes	30.6	—	(3)	30.6

Net loss	$(386.5)	$(14.5)		$(401.0)

See Notes to Unaudited Pro Forma Financial Data

RBS Global, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Fiscal Year Ended March 31, 2008

(in millions)

	Historical Fiscal Year 2008	Pro Forma Adjustments (1)		Pro Forma Fiscal Year 2008
Net sales	$1,853.5	$—		$1,853.5
Cost of sales	1,250.4	—		1,250.4

Gross profit	603.1	—		603.1
Selling, general and administrative expenses	312.2	—		312.2
Loss on divestiture	11.2	—		11.2
(Gain) on Canal Street accident, net	(29.2)	—		(29.2)
Amortization of intangible assets	49.9	—		49.9

Income from operations	259.0	—		259.0

Non-operating expense:
Interest expense, net	(191.8)	(19.5	) (2)	(211.3)
Other expense, net	(5.3)	—		(5.3)

Income (loss) before income taxes	61.9	(19.5)		42.4
Provision (benefit) for income taxes	21.0	(7.6	) (4)	13.4

Net income (loss)	$40.9	$(11.9)		$29.0

See Notes to Unaudited Pro Forma Financial Data

RBS Global, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Twelve Months Ended December 27, 2008

(in millions)

	Historical LTM Period	Pro Forma Adjustments (1)		Pro Forma LTM Period
Net sales	$1,952.1	$—		$1,952.1
Cost of sales	1,323.3	—		1,323.3

Gross profit	628.8	—		628.8
Selling, general and administrative expenses	328.9	—		328.9
Loss on divestiture	11.2	—		11.2
Intangible impairment charges	402.5	—		402.5
Restructuring and other similar costs	3.6	—		3.6
Amortization of intangible assets	49.1	—		49.1

Loss from operations	(166.5)	—		(166.5)

Non-operating expense:
Interest expense, net	(181.9)	(19.5	) (2)	(201.4)
Other income, net	2.3	—		2.3

Loss before income taxes	(346.1)	(19.5)		(365.6)
Provision for income taxes	28.7	—	(3)	28.7

Net loss	$(374.8)	$(19.5)		$(394.3)

See Notes to Unaudited Pro Forma Financial Data

RBS Global, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 27, 2008

(dollars in millions, except share amounts)

	Historical	Pro forma Adjustments		Pro forma
Assets
Current assets:
Cash	$239.5	$(12.0	) (5)	$227.5
Receivables, net	260.8	—		260.8
Inventories, net	362.8	—		362.8
Other current assets	34.2	—		34.2

Total current assets	897.3	(12.0)		885.3

Property, plant and equipment, net	419.1	—		419.1
Intangible assets, net	763.8	—		763.8
Goodwill	1,007.8	—		1,007.8
Insurance for asbestos claims	134.0	—		134.0
Pension assets	116.3	—		116.3
Other assets	64.2	6.0	(6)	70.2

Total assets	$3,402.5	$(6.0)		$3,396.5

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$50.6	$—		$50.6
Trade payables	137.2	—		137.2
Income taxes payable	4.5	—		4.5
Deferred income taxes	7.9	—		7.9
Compensation and benefits	58.3	—		58.3
Current portion of pension obligations	3.0	—		3.0
Current portion of postretirement benefit obligations	3.6	—		3.6
Interest payable	60.2	—		60.2
Other current liabilities	88.3	—		88.3

Total current liabilities	413.6	—		413.6

Long-term debt	2,018.9	134.2	(7)	2,153.1
Pension obligations	62.7	—		62.7
Postretirement benefit obligations	47.8	—		47.8
Deferred income taxes	345.6	—		345.6
Reserve for asbestos claims	134.0	—		134.0
Other liabilities	56.8	—		56.8

Total liabilities	3,079.4	134.2		3,213.6

Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	—		0.1
Additional paid in capital	705.7	(134.2	) (8)	571.5
Accumulated deficit	(366.4)	(6.0	) (9)	(372.4)
Accumulated other comprehensive loss	(16.3)	—		(16.3)

Total stockholders’ equity	323.1	(140.2)		182.9

Total liabilities and stockholders’ equity	$3,402.5	$(6.0)		$3,396.5

See Notes to Unaudited Pro Forma Financial Data

RBS GLOBAL, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

(1)	$12.0 million in professional and advisory fees will be incurred as a direct result of the exchange offers, including fees for professional and advisory services to our financial, legal and accounting advisors and to a significant holder of our and Rexnord Holdings’ debt, including the Old Holdco Notes. Such holder has indicated that it intends to participate in the exchange offers. Approximately $6.0 million of such professional and advisory fees will be expensed as non-recurring fees and have not been included in the pro forma statements of operations. The remainder of such fees will be capitalized as deferred financing costs.

(2)	Represents an adjustment to interest expense (including the amortization of deferred financing costs) assuming the exchange offers occurred at the beginning of the accounting period presented.

(3)	No tax impact has been recorded on the incremental interest expense due to the U.S. federal and state net operating loss carryforward position and related valuation allowance recorded as of December 27, 2008.

(4)	Represents the estimated tax effect resulting from the pro forma adjustments at a statutory tax rate of 39.0%.

(5)	Represents the payment of deferred financing costs and other professional and advisory services associated with the issuance of the New Senior Notes.

(6)	Represents the capitalization of $6.0 million of deferred financing costs associated with the exchange offers.

(7)	Represents the net issuance of an incremental $134.2 million of long-tem debt in exchange for the Old Holdco Notes in conjunction with the exchange offers, calculated as of the date of this exhibit. The amount of such issuance depends on the amount of original issue discount related to the New Senior Notes, which in turn depends, to a certain degree, on the market price for the Existing 2014 Notes, and as such, may fluctuate depending on the movement of such market price.

(8)	Represents a deemed distribution by RBS Global to our ultimate parent company, Rexnord Holdings, Inc. (“Holdings”) related to the retirement of $312.0 million of Old Holdco Notes in conjunction with the exchange offers. The amount of the deemed distribution by RBS Global is calculated as of the date of this exhibit. The amount of the deemed distribution made by RBS Global in connection with the consummation of the exchange offer for the Old Holdco Notes may fluctuate depending on the amount of unamortized original issue discount related to the New Senior Notes, which is dependent, to a certain degree, on the market price for the Existing 2014 Notes.

(9)	Represents the impact on accumulated deficit related to the payment of certain non-capitalizable professional and advisory fees associated with the issuance of the New Senior Notes, net of tax. No tax impact has been recorded on these expenses due to the U.S. federal and state net operating loss carryforward position and related valuation allowance recorded as of December 27, 2008.